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                                                                  EXHIBIT (i)(2)

[GOODWIN PROCTER LLP LOGO]               Goodwin Procter LLP  T: 617.570.1000
                                         Counsellors at Law   F: 617.523.1231
                                         Exchange Place       goodwinprocter.com
                                         Boston, MA 02109


February 28, 2007


Calamos Investment Trust
2020 Calamos Court
Naperville, Illinois 60563


Ladies and Gentlemen:

As Massachusetts counsel to Calamos Investment Trust, a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a "Massachusetts business trust" (the "Trust"), we have been asked to render this opinion letter in connection with the registration of an unlimited number of shares of beneficial interest, without par value, of the Trust (the "Shares"), representing interests in Class A, Class B, Class C, Class I and Class R shares of each of the following series of the Trust: Calamos Growth Fund, Calamos Blue Chip Fund, Calamos Value Fund (formerly known as Calamos Mid Cap Value Fund), Calamos International Growth Fund, Calamos Global Growth and Income Fund (formerly known as Calamos Global Convertible Fund), Calamos Growth and Income Fund (formerly know as Calamos Convertible Growth and Income Fund, Calamos Small/Mid Cap Convertible Fund, Calamos Convertible Total Return Fund, and Kalliston Convertible Total Return Fund), Calamos High Yield Fund, Calamos Convertible Fund, Calamos Market Neutral Income Fund (formerly known as Calamos Market Neutral Fund, and Calamos Strategic Income Fund), Calamos Multi-Fund Blend (formerly known as Calamos Multi-Fund Equity and Calamos Trio Fund), and Calamos Global Equity Fund, as more fully described in the prospectuses, prospectus supplement and statement of additional information contained in Post-Effective Amendment No. 50 to Securities Act Registration No. 33-19228 and Amendment No. 53 to Investment Company Act Registration No. 811-5443 (together, the "Amendment") to the Registration Statement on Form N-1A (the "Registration Statement") of the Trust.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a Certificate of an officer of the Trust. In addition, we have assumed that the consideration per Share received by the Trust in connection with the sale of Shares shall be cash or other good and valuable consideration at the net asset value thereof applicable at the time of the sale plus any applicable sales commission in accordance with the terms and conditions set forth in the Trust's prospectuses and statement of

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February 28, 2006
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additional information, as they are in effect from time to time, and that ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as Exhibit (i)(2) to the Amendment. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.


Sincerely,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP